Exhibit 10.2

Down Payment Agreement for Xeglyze Assets Purchase

This Down Payment Agreement for Xeglyze Assets Purchase (this “Agreement”) is made and entered into as of November 20, 2025, by and between:

1.	“Seller”: Hatchtech Pty Ltd, located at Level 17, 40 City Rd, Southbank, Victoria 3006, Australia; and

2.	“Buyer”: Pelthos Therapeutics Inc., located at 4020 Stirrup Creek Drive, Suite 110, Durham, North Carolina 27703, United States of America.

1. Description of the Transferred Assets. The Seller agrees to sell, and the Buyer agrees to purchase, the “Transferred Assets” as defined in Section 2 of that certain Asset Purchase Agreement, entered into as of November 20, 2025, by and between the Seller and the Buyer (the “Asset Purchase Agreement”). Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

2. Purchase Price. As set forth in the Asset Purchase Agreement, the parties agree that the total Purchase Price for the Transferred Assets is $1.8 million.

3. Down Payment. The Buyer agrees to pay a Down Payment equal to twenty-five (25%) of the Purchase Price, or $450,000. This payment shall be made by Buyer on or before November 20, 2025, which shall be wired to the account designated by Seller on Schedule 2 of the Asset Purchase Agreement. Buyer acknowledges that the Down Payment shall be non-refundable, unless Seller fails to deliver the Transferred Assets in accordance with the terms of the Asset Purchase Agreement.

4. Closing Payment. The remaining seventy-five (75%) balance of Purchase Price shall be payable on the Closing Date in accordance with Section 4 of the Asset Purchase Agreement.

5. Delivery of Asset(s). The Seller agrees to deliver the Transferred Assets to the Buyer at Closing, provided all covenants and conditions to Closing set forth in the Asset Purchase Agreement have been met. The Seller shall retain ownership of the Transferred Asset until the Purchase Price, including the Down Payment, has been paid in full.

6. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law thereof and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Assignment. Subject to applicable law, this Agreement may be amended, modified and supplemented, only by written agreement of the Buyer and the Seller, at any time prior to the Closing Date with respect to any of the terms contained herein.

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8. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the Down Payment and supersedes any and all prior agreements or understandings with respect thereto. In the event that the terms of this Agreement are inconsistent with, conflict with or contradict the terms of the Asset Purchase Agreement, the terms of this Agreement shall govern and prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SELLER:

HATCHTECH PTY LTD

By:      /s/ Hugh Alsop

Name: Hugh Alsop
Title:    Director

BUYER:

PELTHOS THERAPEUTICS INC.

By:     /s/ Scott M. Plesha

Name: Scott M. Plesha
Title:    Chief Executive Officer

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